Exhibit 99.1

WINN-DIXIE	NEWS RELEASE

WINN-DIXIE STORES, INC.        5050 EDGEWOOD COURT        P.O. BOX B        JACKSONVILLE, FLORIDA        32203-0297        (904) 783-5000

CONTACTS:

Investors	Media
Bennett L. Nussbaum	Kathy Lussier
Senior Vice President and Chief Financial Officer	Senior Director of Communications
(904) 370-6655	(904) 370-6025

WINN-DIXIE REPORTS SECOND QUARTER FISCAL 2005 RESULTS

JACKSONVILLE, FL, February 10, 2005 – Winn-Dixie Stores, Inc. (NYSE: WIN) today announced financial results for the second quarter of its 2005 fiscal year, which ended on January 12, 2005.

During the second quarter of fiscal 2005, the Company had a net loss from continuing operations of $327.4 million, or $2.33 per diluted share, compared to a net loss from continuing operations of $65.7 million, or $0.47 per diluted share, during the second quarter of fiscal 2004. The net loss included a charge of $10.0 million, or $0.07 per diluted share, related to restructuring and non-cash asset impairment charges and a non-cash income tax expense of $248.0 million, or $1.76 per diluted share, related to recognition of a valuation allowance on the Company’s net deferred tax assets. The recognition of the valuation allowance offsets the Company’s net deferred tax assets, which consist of the tax effect of items such as book expenses that are not currently deductible and net operating loss carryforwards, which could be deducted from taxable income in future years.

Operating loss from continuing operations, absent restructuring and impairment charges, for the sixteen weeks ended January 12, 2005, was $58.6 million, compared with $70.1 million during the sixteen weeks ended January 7, 2004. Operating loss from continuing operations, absent restructuring and impairment charges, for the twenty-eight weeks ended January 12, 2005 was $69.9 million, compared with $57.7 million during the twenty-eight weeks ended January 7, 2004. A reconciliation of operating loss to operating loss absent restructuring and impairment charges is included in this press release.

The Company incurred a net loss from discontinued operations of $72.3 million, or $0.51 per diluted share, for the second quarter of fiscal 2005, compared with a net loss from discontinued operations of $13.8 million, or $0.10 per diluted share, during the second quarter of fiscal 2004. The net loss from discontinued operations for the second quarter includes non-cash charges from lease accruals on closed stores totaling $31.9 million, or $0.23 per diluted share, and non-cash income tax expense of $17.2 million, or $0.12 per diluted share, related to the reversal of the tax benefit recognized in the first quarter of fiscal 2005 due to the recognition of a valuation allowance.

Including discontinued operations, the Company reported a net loss of $399.7 million for the second quarter of fiscal 2005, or $2.84 per diluted share, as compared to a net loss of $79.5 million, or $0.57 per diluted share, for the second quarter of fiscal 2004.

Sales from continuing operations for the 16 weeks ended January 12, 2005 were $3.1 billion, a decrease of 4.7% from the same quarter last year. Identical store sales from continuing operations, which include enlargements and exclude stores that opened or closed during the period, decreased 4.9% for the second quarter as compared to the same period last year. Comparable store sales from continuing operations, which include replacement stores, decreased 4.8% for the quarter compared to the same quarter in fiscal 2004.

Gross margin from continuing operations as a percentage of sales was 26.4% for the second quarter, up from 25.4% in the second quarter of fiscal 2004 but down from 26.9% in the first quarter of fiscal 2005. The decline in margin from the first quarter of fiscal 2005 was due primarily to increased inventory shrinkage, particularly in the area of perishables.

Commenting on the quarter, Peter Lynch, President and Chief Executive Officer, said, “This was a tough quarter for the Company, with competition continuing to intensify and holiday sales below anticipated levels. The decline we have experienced needs to be addressed swiftly and we intend to do so. Having spent the last two months taking an in-depth look at the Company and visiting over 50 stores across our chain, it’s clear to me that Winn-Dixie has both serious challenges and significant opportunities. The Company has great locations in many desirable markets, but the merchandising in many locations needs improvement and there is a lack of excitement in the stores.”

Mr. Lynch continued, “My immediate focus is on quickly and cost-effectively improving sales across the entire chain. I believe improving the execution of merchandising and sales-focused initiatives, reinvigorating our Associates, and restoring a sales-driven culture across the organization can achieve sales growth quickly without significant capital expenditure. We are therefore improving perishables offerings and other product merchandising, as well as implementing store sales competitions and other initiatives to get our Associates excited about driving sales. These tactics have proven successful in my previous turnaround experience, and I believe they can work at Winn-Dixie.”

Commenting on the Company’s lead market initiative, Mr. Lynch said, “The lead market initiative is strategically sound. Although there are some execution improvements within the lead markets that we intend to make, since the last hurricane hit South Florida approximately 14 weeks ago, our lead market stores have reported better sales performance than the rest of the chain during the same period. We expect to begin the full launch of the entire program in our two lead markets with a supporting advertising campaign later in the third quarter.”

As of today, Winn-Dixie has completed store upgrades in 65 of the 92 targeted stores in the Miami-Ft. Lauderdale Designated Market Area (DMA), at a total cost of approximately $40 million. The Company expects that it will cost an additional $20 million to complete the lead market upgrade in the Miami-Ft. Lauderdale DMA. The Company has also upgraded all 22 stores in the Montgomery, Alabama DMA at a cost of approximately $14 million.

Mr. Lynch continued, “There are several elements of the lead market initiative, such as improved perishables, that have already shown they can drive sales quickly and without significant capital expenditure. We are already beginning to incorporate these elements into the execution and merchandising improvements that we are deploying across the entire chain. The successful implementation of our short-term initiatives and convincing our key constituencies, including our employees, customers and vendors, of the soundness of our strategy is critical.”

Asset Rationalization Update

Commenting on the asset rationalization plan, Mr. Lynch said, “The plan was a difficult but important decision for the Company. As we approach the conclusion of the program, I am pleased to report that the number of stores sold has exceeded our expectations. As a result, we now expect restructuring charges and losses to be $230 million to $265 million, significantly below our initial expectation range of $275 million to $400 million, and approximately $205 million of these losses have been incurred through the end of the second quarter. Going forward, we will continue to evaluate each store and market to ensure they continue to support our efforts to grow profitable sales.”

Store Dispositions and Closures

As of the close of business yesterday, the Company has exited 135 of the 156 total stores the Company plans to exit in both its core and non-core markets. Of these, 63 have been sold or subleased and 72 have been closed. Of the 72 stores that have been closed, several involve leases that have expired or will expire by the end of the fiscal year. The Company is continuing to pursue the sale or sublease of as many as possible of the remaining stores to be exited. The Company continues to expect that it will complete the exit from all 156 stores by the end of April 2005.

Distribution Centers

During the second quarter, the Company closed its Louisville, Kentucky distribution center. In addition to the Louisville facility, the Company has previously closed its Raleigh, North Carolina and Sarasota, Florida distribution facilities. These exits complete the Company’s planned streamlining of its distribution network as announced on April 30, 2004.

Manufacturing Operations

The Company previously sold its Dixie Packers manufacturing facility, closed its Miami, FL dairy and Greenville, SC ice cream plant and transferred production to other facilities. After the end of the second quarter, the Company sold its Crackin’ Good Bakers and Crackin’ Good Snacks manufacturing facilities based in Valdosta, Georgia. By the end of April 2005, the Company expects it will exit its Montgomery Pizza manufacturing facility, the final manufacturing asset to be sold as part of the asset rationalization plan.

In addition, consistent with its determination in April 2004 that all of its manufacturing facilities are non-core assets, the Company has begun marketing for sale its remaining dairy operations and its Chek Beverage, Deep South Condiments, and Astor Products manufacturing assets.

Liquidity Update

As of January 12, 2005, total liquidity was $176.3 million, which was comprised of $31.6 million in cash and cash equivalents (including cash in stores and ATMs of $11.5 million) and $144.7 million of net borrowing availability under the Company’s revolving credit facility. This net borrowing availability reflected a reduction of $100 million due to the Company’s failure to meet an earnings before interest, taxes, depreciation, and amortization (EBITDA) test under its revolving credit facility. The other primary reasons for the decline in liquidity, in addition to operating losses, were higher than desired inventory levels at the end of the second quarter and a decrease in accounts payable during the second quarter.

Subsequent to the end of the second quarter, the Company obtained from its bank group a waiver of the EBITDA test through June 29, 2005, thereby restoring up to $100 million of borrowing availability under that facility. This waiver is supported by a requirement to perfect the bank group’s security interest in assets with a requisite value on or before March 31, 2005. The Company also took other measures to improve short-term liquidity. Primarily as a result of these measures, which were partially offset by operating losses, the Company’s estimated net borrowing availability under the revolving credit facility increased to $275 million as of February 9, 2005 (assuming the level of borrowing base assets at February 9, 2005 was approximately equal to the level as of the end of the second quarter).

In the third quarter, the Company will take further steps to continue to improve liquidity, including implementing sales initiatives designed to increase sales and retail operating profit, continuing to implement new inventory management procedures, and implementing other actions to improve short-term liquidity. However, there can be no assurance that actions taken to improve operations and liquidity will be effective. The Company’s liquidity will continue to be dependent upon the continuation of existing bank and vendor financing.

Assuming the successful implementation of the Company’s plans and the continuation of vendor financing on current terms, management believes that current cash on hand, available trade credit, available borrowings under the revolving credit facility, cash expected to be generated as a result of improvements in working capital and the sales of assets will be sufficient to fund current operating and capital needs. However, in the event actions taken to improve operations and liquidity are not effective or a substantial restriction in or tightening of vendor credit terms occurs, the Company may not have adequate liquidity to operate its business. In the longer term (beyond the end of this fiscal year), the Company will need to produce improved operating results or secure additional sources of capital before it can expand the store upgrade program beyond the existing lead markets or increase the scope and timing of full remodels.

Commenting on the Company’s liquidity, Mr. Lynch stated, “The Company’s liquidity position at the end of the quarter was driven primarily by operating losses, the failure to meet the EBITDA test in our credit facility, increased inventory levels, and decreased accounts payable levels. We are pleased to have improved our liquidity significantly since the end of the quarter through the EBITDA waiver and other measures, and we are implementing several initiatives designed to improve liquidity further.”

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. For more information, please visit www.winn-dixie.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes,” or “intends” and similar words and phrases.

Factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements include, but are not limited to: (1) the Company’s ability to reduce the level of operating losses experienced during the second quarter; (2) the Company’s relationship with its vendors, including its ability to maintain its current payment terms with its vendors; (3) the Company’s ability to execute its strategic initiatives, including asset rationalization, store upgrades, expense reduction, brand positioning and customer service, and to fund its store upgrades and brand positioning initiatives, (4) the Company’s ability to improve liquidity through the measures it is implementing, including its ability to comply by March 31, 2005 with requirements relating to the waiver of the EBITDA test in its credit facility; (5) the Company’s ability to increase sales and market share through the brand-related initiatives being tested in the Company’s lead markets; (6) the Company’s ability to increase capital spending levels in the future to invest in its store base and other capital projects; (7) the Company’s ability to reverse the inventory build-up that occurred during the second quarter and to manage its inventory efficiently in the future; (8) the Company’s response to the entry of new competitors in its markets, including traditional grocery store openings and the entry of non-traditional grocery retailers such as mass merchandisers, supercenters, warehouse club stores, dollar-discount stores, drug stores and conventional department stores; (9) the Company’s ability to upgrade its information systems and successfully implement new technology and business process changes; (10) the Company’s ability to effectively implement customer service programs, particularly to enhance product offerings and assortment and customer service in its retail stores; (11) the Company’s ability to effectively implement pricing and promotional programs; (12) the Company’s ability to sell additional assets to improve liquidity, including its dairy operations and other manufacturing assets; (13) the success of the Company’s asset rationalization program, which is expected to result in restructuring charges and gains/losses from asset dispositions through April 2005; (14) the Company’s ability to recruit, retain and develop key management and employees; (15) the impact of changes in the Company’s debt ratings by nationally recognized rating agencies; (16) the Company’s ability to achieve targeted expense reductions, some of which are subject to future risk of realization; (17) the Company’s ability to fully realize expected insurance recoveries related to the hurricanes that affected the Southeastern United States; (18) the Company’s ability to predict with certainty the reserve for self-insurance; (19) the Company’s ability to maintain appropriate sanitation and quality standards in its stores and the products it sells; (20) the Company’s ability to successfully resolve certain alleged class action lawsuits; (21) the success of the Company’s Customer Reward Program in tailoring product offerings to customer preferences; (22) changes in federal, state or local laws or regulations affecting food manufacturing, distribution, or retailing, including environmental regulations; (23) general business and economic conditions in the Company’s operating regions; (24) the overall lack of inflation in food prices and narrow profit margins that are characteristic of the retail food industry; (25) stability of product costs; (26) increases in labor and employee benefit costs; and (27) changes in accounting standards and taxation requirements.

Please refer to discussions of these and other factors in this news release, in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, the Quarterly Report on Form 10-Q for the quarter ended January 12 2005, and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Securities and Exchange Commission Fair Disclosure Forward-Looking Earnings Forecast

Due to the uncertainty of the financial impact during the next few quarters of unpredictable operating results, the implementation of the Company’s new initiatives and competitors’ response and customer acceptance of those initiatives, the Company will continue not to provide earnings guidance for the 2005 fiscal year.

# # #

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data	For the 16 Weeks Ended
	January 12, 2005%		January 7, 2004%
Net sales	$3,075,633	100.0	3,228,118	100.0
Cost of sales, including warehouse and delivery expenses	2,264,446	73.6	2,408,848	74.6

Gross profit on sales	811,187	26.4	819,270	25.4
Other operating and administrative expenses	869,800	28.3	889,384	27.6
Impairment charges	8,102	0.3	29,502	0.9
Restructuring charges	1,888	0.1	—	—

Operating loss	(68,603)	(2.3)	(99,616)	(3.1)
Interest expense, net	10,765	0.3	8,923	0.3

Loss before income taxes	(79,368)	(2.6)	(108,539)	(3.4)
Income tax expense (benefit)	248,034	8.0	(42,795)	(1.4)

Net loss from continuing operations	(327,402)	(10.6)	(65,744)	(2.0)

Discontinued operations
Loss from discontinued operations	(24,051)		(21,727)
Loss on disposal of discontinued operations	(31,004)		—
Income tax expense (benefit)	17,244		(7,931)

Net loss from discontinued operations	(72,299)		(13,796)

Net loss	$(399,701)		(79,540)

Basic loss per share:
Loss from continuing operations	$(2.33)		(0.47)
Loss from discontinued operations	(0.51)		(0.10)

Basic loss per share	$(2.84)		(0.57)

Diluted loss per share:
Loss from continuing operations	$(2.33)		(0.47)
Loss from discontinued operations	(0.51)		(0.10)

Diluted loss per share	$(2.84)		(0.57)

Dividends per share	$—		0.05

Weighted average common shares outstanding-basic	140,748		140,657

Weighted average common shares outstanding-diluted	140,748		140,657

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the 28 Weeks Ended
Amounts in thousands except per share data	January 12, 2005%		January 7, 2004%

Net sales	$5,412,242	100.0	5,646,898	100.0
Cost of sales, including warehouse and delivery expenses	3,971,704	73.4	4,168,619	73.8

Gross profit on sales	1,440,538	26.6	1,478,279	26.2
Other operating and administrative expenses	1,510,462	27.9	1,535,979	27.2
Impairment charges	96,084	1.8	29,502	0.5
Restructuring charges	85,094	1.6	—	—

Operating loss	(251,102)	(4.7)	(87,202)	(1.5)
Interest expense, net	18,039	0.3	13,234	0.3

Loss before income taxes	(269,141)	(5.0)	(100,436)	(1.8)
Income tax expense (benefit)	181,814	3.3	(39,868)	(0.7)

Net loss from continuing operations	(450,955)	(8.3)	(60,568)	(1.1)

Discontinued operations
Loss from discontinued operations	(39,188)		(27,917)
Loss on disposal of discontinued operations	(62,635)		—
Income tax benefit	—		(10,190)

Net loss from discontinued operations	(101,823)		(17,727)

Net loss	$(552,778)		(78,295)

Basic loss per share:
Loss from continuing operations	$(3.20)		(0.43)
Loss from discontinued operations	(0.73)		(0.13)

Basic loss per share	$(3.93)		(0.56)

Diluted loss per share:
Loss from continuing operations	$(3.20)		(0.43)
Loss from discontinued operations	(0.73)		(0.13)

Diluted loss per share	$(3.93)		(0.56)

Dividends per share	$—		0.10

Weighted average common shares outstanding-basic	140,738		140,645

Weighted average common shares outstanding-diluted	140,738		140,645

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value	January 12, 2005	June 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$31,587	56,818
Marketable securities	19,440	19,275
Trade and other receivables, less allowance for doubtful items of $4,289 ($2,539 at June 30, 2004)	108,746	109,051
Insurance claims receivable	16,895	—
Income tax receivable	55,593	49,148
Merchandise inventories less LIFO reserve of $214,070 ($219,270 at June 30, 2004)	904,396	940,529
Prepaid expenses and other current assets	40,007	24,814
Assets held for sale	24,302	51,034
Deferred income taxes	—	100,129

Total current assets	1,200,966	1,350,798

Property, plant and equipment, net	878,787	886,055
Goodwill	—	87,112
Non-current deferred income taxes	—	139,089
Other assets, net	155,804	155,837

Total assets	$2,235,557	2,618,891

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	260	273
Current obligations under capital leases	2,753	2,616
Accounts payable	410,376	511,443
Reserve for insurance claims and self-insurance	98,904	97,952
Accrued wages and salaries	103,731	93,385
Accrued rent	122,194	109,727
Accrued expenses	127,376	123,470

Total current liabilities	865,594	938,866

Reserve for insurance claims and self-insurance	185,435	182,514
Long-term debt	300,429	300,605
Long-term borrowings under revolving credit facility	153,000	—
Obligations under capital leases	11,110	13,566
Defined benefit plan	69,777	68,827
Lease liability on closed facilities, net of current portion	250,403	160,214
Other liabilities	35,037	36,954

Total liabilities	1,870,785	1,701,546

Commitments and contingent liabilities
Shareholders’ Equity:
Common stock $1 par value. Authorized 400,000,000 shares; 154,332,048 shares issued and 142,168,096 shares outstanding at January 12, 2005 and 154,332,048 issued and 142,028,240 outstanding at June 30, 2004	142,168	142,028
Additional paid-in-capital	30,970	22,931
Retained earnings	203,110	755,888
Accumulated other comprehensive loss	(11,476)	(3,502)

Total shareholders’ equity	364,772	917,345

Total liabilities and shareholders’ equity	$2,235,557	2,618,891

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Dollar amounts in thousands	For the 28 Weeks Ended
	January 12, 2005	January 7, 2004
Cash flow from operating activities:
Net loss	$(552,778)	(78,295)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Gain on sale of facilities	(16,221)	—
Depreciation and amortization	81,225	92,176
Impairment charges	101,096	36,404
Deferred income taxes	237,647	13,830
Stock compensation plans	8,179	3,794
Change in operating assets and liabilities:
Trade and other receivables	(16,590)	(3,152)
Merchandise inventories	20,815	36,059
Prepaid expenses and other current assets	(8,460)	(7,675)
Accounts payable	(101,067)	(3,092)
Lease liability on closed facilities	102,632	(12,803)
Income taxes payable/receivable	(6,445)	(71,850)
Defined benefit plan	950	895
Reserve for insurance claims and self-insurance	3,874	29,856
Other accrued expenses	14,500	2,642

Net cash (used in) provided by operating activities	(130,643)	38,789

Cash flows from investing activities:
Purchases of property, plant and equipment	(84,069)	(93,385)
Increase in investments and other assets	(17,624)	(8,863)
Proceeds from sale of facilities including inventory	55,838	—
Marketable securities, net	(372)	(91)

Net cash used in investing activities	(46,227)	(102,339)

Cash flows from financing activities:
Gross borrowings on revolving credit facility	550,000	277,000
Gross repayments on revolving credit facility	(397,000)	(277,000)
Principal payments on long-term debt	(189)	(504)
Debt issuance cost	(380)	(2,503)
Principal payments on capital lease obligations	(1,356)	(2,019)
Dividends paid	—	(14,128)
Other	564	319

Net cash provided by (used in) financing activities	151,639	(18,835)

Decrease in cash and cash equivalents	(25,231)	(82,385)
Cash and cash equivalents at beginning of year	56,818	127,515

Cash and cash equivalents at end of period	$31,587	45,130

Supplemental cash flow information:
Interest paid	$15,870	16,392
Interest and dividends received	$352	1,325
Income taxes refunded (paid)	$49,404	(8,164)

Reconciliation of Operating Loss to Operating Loss

Absent Restructuring and Impairment Charges

The following is a reconciliation of Operating loss in accordance with GAAP to Operating loss, before impairment and restructuring charges, for the 16 and 28 weeks ended January 12, 2005. The Company believes that these adjusted financial results provide a more meaningful presentation of its ongoing results of operations.

	For the 16 weeks ended		For the 28 weeks ended
	Jan. 12, 2005	Jan. 7, 2004	Jan. 12, 2005	Jan. 7, 2004
Operating loss under GAAP	(68,603)	(99,616)	(251,102)	(87,202)
Impairment charges	8,102	29,502	96,084	29,502
Restructuring charges	1,888	—	85,094	—
Total impairment and restructuring charges	9,990	29,502	181,178	29,502

Operating loss excluding impairment and restructuring charges	(58,613)	(70,114)	(69,924)	(57,700)

The preceding table provides a quantitative reconciliation of the differences between financial measures that are not presented in accordance with generally accepted accounting principles in the United States (GAAP) and those calculated in accordance with GAAP. Management believes the presentation of a comparison of the operating results to those excluding impairment and restructuring charges allows investors to make comparisons more easily regarding the underlying performance of the Company’s store operations from year to year in order to better evaluate trends in the ongoing business. Management uses this adjusted data to evaluate the performance of its business excluding non-cash and other charges that do not impact its store operations.